UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2021

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6240 Sea Harbor Drive, Orlando, Florida		32821
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEAS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Commercial Officer

On December 28, 2021, SeaWorld Entertainment, Inc. (the “Company”) announced the appointment of Mr. Christopher (Chris) Finazzo as Chief Commercial Officer of the Company, effective January 1, 2022.

Pursuant to his employment offer letter, Mr. Finazzo will receive (i) an annual base salary of $350,000; (ii) an annual bonus opportunity with a target amount equal to 100% of his base salary, payable in cash and/or in fully vested Company common stock consistent with the terms and conditions of the Company’s 2022 annual bonus plan; and (iii) a long-term incentive opportunity with a target amount equal to 150% of his base salary (which will begin with the 2022 long-term incentive period). In addition, Mr. Finazzo will receive (i) a one-time grant of non-qualified stock options in respect of a number of shares of the Company’s common stock equal to $1,333,333 divided by the price of the Company’s common stock on the date of grant and an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant which will vest in three equal annual installments over the first three anniversaries of the date of grant; (ii) a one-time grant of restricted stock units with a value on the grant date equal to $1,633,333 which will vest in three equal annual installments over the first three anniversaries of the date of grant; and (iii) a one-time grant of performance stock units under the Company’s 2021 long-term incentive plan with a value on the grant date (using the price of the Company’s common stock) equal to $1,333,333 which will vest subject to the achievement of certain performance goals during the 2021-2023 calendar years (or, extended through the end of the 2024 calendar year, as applicable), subject to Mr. Finazzo’s continued employment by the Company on the date of the applicable final determination. Mr. Finazzo will also participate in the Company's Key Employee Severance Plan.

Prior to becoming the Company’s Chief Commercial Officer, Mr. Finazzo, 40, served as a consultant to the Company from August 2021 through December 31, 2021. Prior to that, he served in various roles at Burger King Corporation (“BKC”), including President of BKC, Americas from December 2017 to July 2021, Head of Marketing, North America from January 2017 until December 2017 and Head of Development from January 2016 until January 2017.  Since joining BKC in 2014, Mr. Finazzo also held various roles in marketing and development. Prior to joining BKC in 2014, Mr. Finazzo was on the strategy team at Macy’s. Mr. Finazzo served as a director of Carrols Restaurant Group, Inc. from February 2020 through July 2021. Mr. Finazzo also served as director of Burger King Foundation Inc. from 2018 to July 2021. Mr. Finazzo holds a bachelor's degree in economics from the University of Connecticut.

There are no arrangements or understandings between Mr. Finazzo and any other persons pursuant to which Mr. Finazzo was elected to serve as Chief Commercial Officer.  There are no family relationships between Mr. Finazzo and any director or executive officer of the Company. Mr. Finazzo has been serving as a consultant to the Company since August 2021 and will serve as a consultant through December 31, 2021. Mr. Finazzo will be paid an aggregate of $96,000 in cash and an aggregate of 2,860 restricted stock units with a grant date fair value of $120,000 for his consulting services.  There are no other transactions between Mr. Finazzo and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

A press release announcing the appointment of Mr. Finazzo as Chief Commercial Officer is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

99.1	Press release dated December 28, 2021
104	Cover page interactive data filed (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: December 28, 2021	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary